                              NEWS [LOGO] RELEASE
                              ----        -------


      ResCare - 10140 Linn Station Road - Louisville, Kentucky 40223-3813 -
                     Phone: 502.394.2100 - www.rescare.com


Contacts:   Nel Taylor                             Burton W. Rice, CFA
            Chief Communication Officer            Executive Vice President
            ResCare                                Corporate Communications Inc.
            502/394-2357                           615/254-3376



            RESCARE REPORTS FIRST QUARTER EARNINGS OF $0.10 PER SHARE
                             ----------------------
               EXPECTS EARNINGS OF $0.65-$0.70 PER SHARE FOR 2002

LOUISVILLE, KY. (MAY 2, 2002) -- ResCare (Nasdaq/NM: RSCR), the nation's leading provider of services to persons with developmental disabilities and young people with special needs, today announced net income of $2.4 million, or $0.10 per diluted share, for the three months ended March 31, 2002 versus $364,000, or $0.01 per diluted share for the same period in 2001. EBITDA for the quarter increased 18% to $13.1 million versus $11.1 million for the same period in 2001. Net income before special charges for the first quarter of 2001 totaled $1.3 million, or $0.05 per diluted share. Revenues for the first quarter of 2002 were $226.4 million, up from $219.7 million in the year-earlier period.

         "The results for the first quarter were in line with our expectations," said Ronald G. Geary, chairman, president and chief executive officer. "We are benefiting from a greater overall availability of labor that is aiding our recruiting efforts to staff our programs and leading to less turnover. We are also pleased with the initial positive impact of our new time and attendance system. We only began implementing the new system during the fourth quarter and expect a more significant effect on our results during the second half of 2002 after we have the opportunity to integrate the new information more completely into our managerial actions.

         "In comparing our earnings in the first quarter with the year-earlier results, it is important to note the incremental interest expense we incurred from a year ago of approximately $0.03 per share, after taxes. The higher expense was due principally to the $150 million of senior notes that we issued during the fourth quarter of 2001. We currently have a very liquid balance sheet as a result of the proceeds from that offering as well as the funds available through our $80 million revolving credit agreement. Our plans are to use this capital not only to fund opening new homes to help meet the unfilled demand for more services to people with disabilities but also to complete additional strategic acquisitions that match our criteria. We are confident that the return from these expansion initiatives in coming quarters will more than offset the higher interest expense that we are incurring.

         Effective January 1, 2002, the Company adopted SFAS 142 and is no longer amortizing goodwill. Pro forma earnings per share for the first quarter of 2001 would have been $0.06 per share assuming the new accounting standard had been adopted at the beginning of 2001.

                                    - MORE -

ResCare Reports First Quarter Earnings
Page 2
May 2, 2002
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         Geary added, "During the first quarter of 2002, we opened 29 new homes and plan to sustain that pace over the remainder of the year. Although the budgetary pressure that most states are experiencing is going to challenge us in obtaining additional rate relief this year, we have the advantage that our funding is generally through matching federal funds. This provides a strong incentive to states to at least maintain current reimbursement levels that we believe favor ResCare from a competitive standpoint because of our higher economies of scale. Our goal continues to be achieving earnings of $0.65 to $0.70 per diluted share for the full year 2002 through internal gains, the ongoing opening of new programs and some benefit from selected acquisitions."

         ResCare's services to people with disabilities and to special needs youth reach approximately 27,000 people in 32 states, Washington, D.C., Puerto Rico and Canada. More information about ResCare is available on the Company's web site at www.rescare.com.

         The Company from time to time makes forward-looking statements in its public disclosures, including statements relating to the Company's expected financial results, revenues that might be expected from new or acquired programs and facilities, other statements regarding development and acquisition activities, statements regarding reimbursement under federal and state programs, statements regarding compliance with debt covenants and other risk factors and statements regarding various trends favoring downsizing, de-institutionalization and privatization of government programs. In the Company's filings under the federal securities laws, including its annual, periodic and current reports, the Company identifies important factors that could cause the Company's results to differ materially from those contained in such forward-looking statements. We refer you to the discussion of those factors in our filed reports.

                                    - MORE -

ResCare Reports First Quarter Earnings
Page 3
May 2, 2002
--------------------------------------------------------------------------------

                                  RESCARE, INC.
                              FINANCIAL HIGHLIGHTS
                                   (Unaudited)
                 (In thousands, except share and per share data)


   INCOME STATEMENT DATA:
                                                          Three Months Ended
                                                              March 31
                                                     ---------------------------
                                                        2002              2001
                                                     ---------         ---------

Revenues                                             $ 226,410         $ 219,723

Facility and program expenses                          204,438           199,303
                                                     ---------         ---------
Facility and program contribution                       21,972            20,420

Operating expenses:
     Corporate general and administrative                8,924             7,615
     Depreciation and amortization                       3,173             5,417
     Special charges                                         -             1,729
     Other (income) expense                                (74)                5
                                                     ---------         ---------
         Total operating expenses                       12,023            14,766
                                                     ---------         ---------

Operating income                                         9,949             5,654
Interest, net                                            6,037             4,979
                                                     ---------         ---------
Income before income taxes                               3,912               675
Income tax expense                                       1,467               311
                                                     ---------         ---------
Net income                                           $   2,445         $     364
                                                     =========         =========

Basic earnings per share                             $    0.10         $    0.01
                                                     =========         =========

Diluted earnings per share                           $    0.10         $    0.01
                                                     =========         =========

Weighted average number of common shares:
     Basic                                              24,389            24,334
      Diluted                                           24,731            24,384

EBITDA (1)                                           $  13,122         $  11,071

EBITDAR (1)                                          $  20,895         $  18,293


Note: Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142 and is no longer amortizing goodwill. Net income for the three months ended March 31, 2001 includes goodwill amortization of $1.1 million, or $0.05 per basic and diluted share.

(1) EBITDA is defined as income before depreciation and amortization, net interest expense and income taxes. EBITDAR is defined as EBITDA before facility rent. EBITDA and EBITDAR should not be considered as measures of financial performance under accounting principles generally accepted in the United States of America and the items excluded from EBITDA and EBITDAR are significant components in understanding and assessing financial performance.


                                    - MORE -

ResCare Reports First Quarter Earnings
Page 4
May 2, 2002
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     BALANCE SHEET DATA:

                                                                March 31       December 31
                                                                  2002            2001
                                                                ------------------------
ASSETS
Cash and cash equivalents                                       $ 58,844        $ 58,997
Accounts and notes receivable, net                               139,268         132,181
Other current assets                                              37,572          35,740
                                                                --------        --------
     Total current assets                                        235,684         226,918
                                                                --------        --------
Property and equipment, net                                       59,171          58,779
Excess of acquisition cost over net assets acquired, net         213,208         209,413
Other assets                                                      31,581          39,826
                                                                --------        --------
                                                                $539,644        $534,936
                                                                ========        ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities                                             $ 87,162        $ 84,041
Long-term debt                                                   267,417         268,014
Other long-term liabilities                                        8,404           8,752
Shareholders' equity                                             176,661         174,129
                                                                --------        --------
                                                                $539,644        $534,936
                                                                ========        ========


     CASH FLOW DATA:

                                                                   Three Months Ended
                                                                        March 31
                                                                ------------------------
                                                                  2002            2001
                                                                --------        --------

Cash provided by (used in) operating activities                 $  3,014        $ (5,434)

Cash flows from investing activities:
    Purchases of property and equipment                           (2,839)         (1,779)
    Acquisitions of businesses                                      (100)             --
    Proceeds from sales of assets                                     62              --
                                                                --------        --------
        Cash used in investing activities                         (2,877)         (1,779)
                                                                --------        --------

Cash flows from financing activities:
    Net repayments of long-term debt                                (377)        (16,138)
    Proceeds received from exercise of stock options                  87             239
                                                                --------        --------
        Cash used in by financing activities                        (290)        (15,899)
                                                                --------        --------

Decrease in cash and cash equivalents                           $   (153)       $(23,112)
                                                                ========        ========







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